UNSECURED PROMISSORY NOTE


$9,000,000


                                                                   June 16, 1999


                  FOR VALUE RECEIVED N' Tandem Trust, an unincorporated California business trust having an address at 6160 South Syracuse Way, Greenwood Village, Colorado 80111 (hereinafter referred to as "Maker"), promises to pay to the order of Chateau Communities, Inc. at its address at 6160 South Syracuse Way, Greenwood Village, Colorado 80111 (hereinafter referred to as "Payee"), or at such place as the holder hereof may from time to time designate in writing, the principal sum of $9,000,000, or so much as thereof as may be advanced and outstanding with interest on the principal balance from the date of each advance in lawful money of the United States of America, with interest thereon to be computed from the date of this Note at the Applicable Interest Rate (hereinafter defined), and to be paid as follows:

                            ARTICLE 1: PAYMENT TERMS

                  Accrued interest shall be due and payable on the 15th day of July, 1999, and on the same day of each succeeding month, and the balance of said principal sum and all accrued, unpaid interest thereon shall be due and payable on the 15th day of June, 2000 (the "Maturity Date"). Interest on the principal sum of this Note shall be calculated on the basis of a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each except that interest due and payable for a period less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on said 360 day year.

                  The term "Applicable Interest Rate" as used in this Note shall mean one percent (1%) per annum over such base rate of interest ("Base Rate") as may be adopted by First Chicago NBD Corporation from time to time as its base or prime commercial lending rate. Regardless of the term that may be used from time to time to describe the Base Rate (such as "prime rate"), Base Rate does not necessarily mean the lowest interest rate charged by First Chicago NBD Corporation to other borrowers. The Applicable Rate shall be adjusted on the first day of each calendar quarter during the term of this Note, with the adjusted rate being based upon the Base Rate prevailing on the date of such adjustment.

                      ARTICLE 2: DEFAULT AND ACCELERATION

                  The whole of the principal sum of this Note, together with all interest accrued and unpaid thereon and all other sums due under this Note (all such sums hereinafter collectively referred to as the "Debt") shall without notice become immediately due and payable at the option of Payee (i) if any payment required in this Note is not paid within ten (10) days of the date when due, or (ii) if the entire Debt is not paid on the Maturity Date ((i) or (ii) hereinafter an "Event of Default"). In the event that it should become necessary to employ counsel to collect the Debt, Maker also agrees to pay attorney's fees for the services of such counsel whether or not suit be brought.

                          ARTICLE 3: DEFAULT INTEREST

                  Maker does hereby agree that upon the occurrence of an Event of Default, Payee shall be entitled to receive and Maker shall pay interest on the entire unpaid principal sum at the rate of the lesser of (i) 5% above the Applicable Interest Rate, or (ii) the maximum rate of interest which Maker may by law pay (the "Default Rate"). The Default Rate shall be computed from the occurrence of the Event of Default until such Event of Default is cured or the date upon which the Debt is paid in full, as the case may be. This charge shall be added to the Debt. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default.

                             ARTICLE 4: PREPAYMENT

                  The principal balance of this Note may be prepaid in whole or in part at anytime.

                              ARTICLE 5: SECURITY

                  Intentionally Omitted.

                           ARTICLE 6: SAVINGS CLAUSE

                  This Note is subject to the express condition that at not time shall Maker be obligated or required to pay interest on the Debt or any portion thereof at a rate which could subject Payee to either civil or criminal liability as a result of being in excess of the maximum interest rate which Maker is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Maker is at any time required or obligated to pay interest on the Debt or any portion thereof at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

                             ARTICLE 7: LATE CHARGE

                  If any sum payable under this Note is not paid within 10 days of the date on which it is due, Maker shall pay to Payee an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law to defray the expenses incurred by Payee in handling and processing such delinquent payment; provided, however, no such late charge will be charged or collected if the amount of such late charge when added to all interest constructed for, charged or received by Payee hereunder would exceed the maximum amount of interest allowed by applicable law. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default.

                           ARTICLE 8: NO ORAL CHANGE

                  This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

                     ARTICLE 9: JOINT AND SEVERAL LIABILITY

                  If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

                              ARTICLE 10: WAIVERS

                  Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non-payment. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other who may become liable for the payment of all or any part of the Debt.

                             ARTICLE 11: AUTHORITY

                  Maker (and the undersigned representative of Maker, if any) represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note and that this Note constitutes a valid and binding obligation of Maker.

                            ARTICLE 12: EXCULPATION

                  Intentionally Omitted.

                              ARTICLE 13: NOTICES

                  All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission, (ii) one (1) Business Day (defined below) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Maker:               N' Tandem Trust
                           6160 South Syracuse Way
                           Greenwood Village, Colorado 80111
                           Attention:  Steven G. Waite

If to Payee:               Chateau Communities, Inc.
                           6160 South Syracuse Way
                           Greenwood Village, Colorado 80111
                           Attention:  Tamara Fischer

or addressed as such party may from time to time designate by written notice to the other parties. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications. "Business Day" shall mean a day upon which commercial banks are not authorized or required by law to close in Alabama or New York.

                      ARTICLE 14: WAIVER OF TRIAL BY JURY

                  Maker hereby waives, to the fullest extent permitted by law, the right to trial by jury in any action, proceeding or counterclaim, whether in contract, tort or otherwise, relating directly or indirectly to the loan evidenced by this Note, the application for the loan evidenced by this Note or any acts or omissions of Payee, its officers, employees, directors or agents in connection therewith.

                           ARTICLE 15: GOVERNING LAW

                  This Note shall be deemed to be a contract entered into pursuant to the laws of the State of Alabama and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of Alabama and the applicable laws of the United States of America.

     IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.



                                              N' TANDEM TRUST, an unincorporated
                                              California business trust



                                              By:_______________________________
                                                       Gary P. McDaniel
                                                            Trustee